                                NEWS RELEASE

                        ENERGY SERVICE COMPANY, INC.

___________________________________________________________________________



Contact:     Richard A. LeBlanc
             (214) 922-1500



                   ENSCO PURCHASES ADDITIONAL JACKUP RIG

Dallas,  Texas, March  23, 1995....Energy  Service Company,  Inc. ("ENSCO")
announced today its purchase of the "Ross Explorer", a Hitachi-300 jackup drilling rig located in the North Sea. The rig, which was built in 1981, is the same design as the two North Sea jackup rigs purchased by ENSCO in February of 1994. The rig was purchased from Transocean AS for approximately $26 million. ENSCO will assume operation of the rig following completion of the rig's current drilling commitment, which is expected to occur in August 1995.

The acquisition of the Ross Explorer brings ENSCO's total jackup rig count to 24, with 18 rigs located in the Gulf of Mexico and six in the North Sea. In addition, ENSCO owns and operates ten barge rigs in Venezuela, bringing its total offshore rig fleet count to 34.

In commenting on the acquisition of the Ross Explorer, Carl Thorne, Chairman and Chief Executive Officer of ENSCO, stated, "This addition further strengthens our North Sea operating core at a time when that market is experiencing a significant improvement." The Ross Explorer will be renamed the "ENSCO 72" and is certified to work in The Netherlands and the United Kingdom.

ENSCO, headquartered in Dallas, Texas, is engaged in providing contract drilling and related logistical and technical services to the international petroleum industry. ENSCO's common stock trades on the American Stock Exchange (ESV).